UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 8, 2008 (Date of earliest event reported)

Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 8, 2008, Charles & Colvard, Ltd. (the “Company”) entered into an Amendment to the Exclusive Supply Agreement (the “Amendment”) with Norstel AB (“Norstel”), which amended the Exclusive Supply Agreement between the Company and Norstel effective as of February 14, 2005 (the “Supply Agreement,” which was filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2005 as Exhibit 10.72 to the Current Report on Form 8-K). The Amendment replaces in its entirety the amendment to the Supply Agreement entered into by the Company and Norstel on March 7, 2007 (which was filed with the Commission on March 13, 2007 as Exhibit 10.99 to the Current Report on Form 8-K).

The Company and Norstel determined to enter into the Amendment due to an update of Norstel’s delivery schedule and capability and also due to the Company’s desire to limit its purchase of raw materials. All terms and conditions of the Supply Agreement remain in full force and effect unless otherwise set forth in the Amendment. Pursuant to the Amendment, all of the original dates and time periods set forth in the Supply Agreement relating to the purchase and sale of SiC crystals by the Company were revoked unless otherwise stated in the Amendment.

The Amendment extended the initial term of the Supply Agreement through September 26, 2011 and changed the remaining minimum purchase commitment for the Company. The Company’s new minimum purchase commitment continues until (i) the Company has purchased an aggregate amount of approximately $7.9 million of SiC crystals, or (ii) September 26, 2011, whichever occurs first. The Company and Norstel completed the first and second phase of the minimum purchase commitment prior to 2008. The Company’s minimum purchase commitment during 2008 is $1,200,000. The Amendment provides the Company with an option to extend the term of the Supply Agreement for a four-year period following expiration of the initial term on September 26, 2011 (as compared to expiration of the initial term on February 28, 2008 under the Supply Agreement).

In addition, the Amendment provides that the $365,390 balance due as of December 31, 2007 on the $400,000 loan provided by the Company to Norstel pursuant to the Supply Agreement shall be repaid by implementation of a 30% reduction in the price for all purchases of SiC crystals from Norstel by the Company after March 1, 2008 (as compared to a 35% reduction in price for subsequent purchases under the Supply Agreement).

Pursuant to the terms and conditions of the Supply Agreement, Norstel became a secondary source for SiC crystals to the Company. The initial term of the Supply Agreement was for three years. The Supply Agreement provides the Company with the exclusive right to purchase certain minimum quantities of SiC crystals from Norstel for the purpose of fabricating, distributing or selling faceted jewels. The Supply Agreement set forth a schedule for minimum purchase commitments of SiC crystals by the Company, which were scheduled to increase over the term of the Supply Agreement.

The description of the Amendment set forth in this Item 1.01 is a summary of the material terms of the Amendment and is qualified in its entirety by reference to the copy of the Amendment attached hereto as Exhibit 10.112.

Item 1.02	Termination of a Material Definitive Agreement

On April 8, 2008, the Company and Norstel, by entering into the Amendment described in Item 1.01 and a copy of which is attached hereto as Exhibit 10.112, terminated the amendment to the Supply Agreement entered into by the Company and Norstel on March 7, 2007 (the “2007 Amendment”).

The terms and conditions of the Supply Agreement remained in full force and effect unless otherwise set forth in the 2007 Amendment, and all of the original dates and time periods set forth in the Supply Agreement relating to the purchase and sale of SiC crystals by the Company were revoked unless otherwise stated in the 2007 Amendment. The 2007 Amendment extended the initial term of the Supply Agreement through December 31, 2009 and changed the remaining minimum purchase commitment for the Company. The Company’s minimum purchase commitment continued until (i) the Company purchased an aggregate amount of approximately $7.9 million of SiC crystals, or (ii) December 31, 2009, whichever occurred first. The Company and Norstel had completed the first phase of the minimum purchase commitment prior to 2007, which had resulted in an aggregate payment of $100,000 by the Company to Norstel with respect to SiC crystal research and development activities being conducted by Norstel. The Company’s minimum purchase commitment during 2007 was $1,600,000, however the Company only purchased $119,000 during 2007.

The 2007 Amendment also provided that the $400,000 loan provided by the Company to Norstel pursuant to the Supply Agreement should be repaid by implementation of a 20% reduction in the price for all purchases of SiC crystals from Norstel by the Company after January 1, 2007. Also, the 2007 Amendment provided that effective October 1, 2007, if the loan had not been repaid in the full, the Company would receive a 35% reduction for subsequent purchases of SiC crystals from Norstel until the loan was repaid in full.

The description of the 2007 Amendment set forth in this Item 1.02 is qualified in its entirety by reference to the 2007 Amendment originally filed as Exhibit 10.99 to the Company’s Current Report on Form 8-K filed March 13, 2007, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.112	Amendment to Exclusive Supply Agreement, dated April 8, 2008, between Norstel AB and Charles & Colvard, Ltd.*

*	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ James R. Braun
James R. Braun
Vice President of Finance
& Chief Financial Officer

Date: April 11, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.112	Amendment to Exclusive Supply Agreement, dated April 8, 2008, between Norstel AB and Charles & Colvard, Ltd.*

*	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.